EXHIBIT 4.7

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE dated as of September 1, 2001 (“First Supplemental Indenture”) by and between (1) Abitibi-Consolidated Inc. (the “Company”), a corporation organized under the laws of Canada, (2) the Company and 3834328 Canada Inc., a corporation organized under the laws of Canada (“3834328”), as partners of Abitibi-Consolidated General Partnership, a general partnership formed under the laws of Quebec (“ACGP”) and (3) Computershare Trust Company of Canada, successor of Montreal Trust Company, as trustee (“Trustee”), to the Indenture dated as of April 6, 1998 (the “Indenture”), between the Company and the Trustee. Unless otherwise defined herein, all capitalized terms used in this First Supplemental Indenture have the respective meanings set forth in the Indenture.

WHEREAS the Company has issued, the Trustee has authenticated and there have been delivered pursuant to the Indenture US$600,000,000 aggregate principal amount of unsecured notes due 2008, 2018 and 2028, respectively (the “Securities”);

WHEREAS pursuant to Section 9.1, the Indenture may be supplemented without the consent of any Holder, among other things: (i) to evidence the succession of another Person to the Company and its assumption of the covenants of the Company in the Indenture; (ii) to add to the covenants of the Company, for the benefit of the Holders of all Securities; and (iii) to surrender any right or power conferred upon the Company or make any other provisions with respect to matters or questions arising under the Indenture, provided however, that such action not adversely affect the interests of the Holders of Securities of any particular series in any material respect;

WHEREAS all acts and proceedings required by law and the Indenture to authorize, approve and constitute this First Supplemental Indenture as a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this First Supplemental Indenture have in all respects been duly authorized by ACGP;

WHEREAS ACGP is a general partnership formed under the laws of Quebec, the only partners of which are the Company and 3834328 Canada Inc., a wholly-owned subsidiary of the Company and, under Quebec law, the rights, obligations, properties and assets of ACGP are those of its partners, namely the Company and 3834328 Canada Inc.;

WHEREAS the foregoing recitals are made as representations or statements of fact by each of the Company and ACGP and not by the Trustee;

WHEREAS the Trustee has informed the Company that it acquired all or substantially all of the Corporate Trust business of Montreal Trust Company pursuant to an Asset Purchase Agreement dated as of June 30, 2000 and that the Trustee is otherwise qualified and eligible under Article VI; and

WHEREAS, pursuant to Section 6.12, the Trustee is the successor of Montreal Trust Company under the Indenture and in respect of the Securities issued prior to the date hereof pursuant to the Indenture.

NOW, THEREFORE in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, ACGP and the Trustee hereby agree as follows:

1.	Section 8.2 is hereby supplemented by adding the following at the end thereof:

“, provided, however, that the Company may, by supplemental indenture pursuant to Section 9.1, agree that from and after any conveyance or transfer of properties and assets of the Company to an Affiliate thereof, the Company shall not be relieved of any obligations or covenants under this Indenture, the Securities and any related coupons, as the case may be, and the Company’s obligations or covenants under this Indenture, the Securities and any related coupons shall continue in full force and effect without novation, the Company remaining as a joint and several debtor and co-obligor hereunder and thereunder with such Affiliate”.

2.	ACGP hereby assumes jointly and severally and as co-obligor the due and punctual payment of the principal of (and premium, if any) and interest, if any (including all additional amounts, if any, payable pursuant to Sections 5.16 or 10.9) on, and any sinking fund payment in respect of, all the Securities and any related coupons and the performance of every covenant of the Indenture on the part of the Company to be performed or observed. As contemplated in Section 8.2 (as hereby supplemented), the Company is not hereby relieved of any obligations or covenants under the Indenture, the Securities and any related coupons, as the case may be, and the Company’s obligations or covenants under the Indenture, the Securities and any related coupons continue in full force and effect without novation, the Company remaining as a joint and several debtor and co-obligor thereunder with ACGP.

3.	For purposes of Section 1.5(2) of the Indenture, the address of ACGP shall be the registered office of its managing partner from time to time, currently being Abitibi-Consolidated. ACGP may give notice in writing of any change in the identity of its managing partner or of the address of its registered office as provided for in such Section 1.5(2).

4.	This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

5.	Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

6.	In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.	If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this First Supplemental Indenture, such required provision shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or shall be excluded, as the case may be.

8.	This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws rules thereof.

9.	All provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture and the Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument. References herein to Articles and Sections are to articles and sections of the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective seals, if any, to be hereunto affixed and attested, all as of the day and year first above written.

ABITIBI-CONSOLIDATED INC.		ABITIBI-CONSOLIDATED INC., AS MANAGING PARTNER OF ABITIBI-CONSOLIDATED GENERAL PARTNERSHIP

Per:		Per:
Name:	Jacques P. Vachon	Name:	Jacques P. Vachon
Title:	Senior VP, Corporate Affairs and Secretary	Title:	Senior VP, Corporate Affairs and Secretary

Per:		Per:
Name:	Allen Dea	Name:	Allen Dea
Title:	Vice-President and Treasurer	Title:	Vice-President and Treasurer

3834328 CANADA INC, AS PARTNER OF ABITIBI-CONSOLIDATED GENERAL PARTNERSHIP		COMPUTERSHARE TRUST COMPANY OF CANADA

Per:		Per:
Name:	Jacques P. Vachon	Name:	TONI De LUCA
Title:	Director and Secretary	Title:	Manager, Corporate Trust

Per:		Per:
Name:	Allen Dea	Name:	LOUIS-PHILIPPE MARINEAU
Title:	Assistant Treasurer	Title:	Corporate Trust Officer

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